Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”, and to the use of our reports dated (i) March 22, 2019, with respect to the consolidated financial statements of Crescent Capital BDC, Inc. as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, and (ii) dated September 27, 2019, with respect to the senior securities table of Crescent Capital BDC, Inc. included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14 No. 333-233995) and related joint proxy statement/prospectus of Crescent Reincorporation Sub, Inc. dated November 29, 2019.

/s/ Ernst & Young LLP

Los Angeles, California

November 29, 2019